Exhibit 10.1

SECOND AMENDMENT
TO
LOAN AGREEMENT

THIS SECOND AMENDMENT to Loan Agreement (this “Amendment”) is entered into this 15th day of December, 2014, by and between SILICON VALLEY BANK (“Bank”) and RESPONSE BIOMEDICAL CORP., a British Columbia corporation (“Borrower”).

Recitals

A.     Bank and Borrower have entered into that certain Loan Agreement dated as of February 11, 2014, as amended by that certain First Amendment to Loan Agreement dated as of April 14, 2014, that certain Forbearance to Loan Agreement dated as of September 30, 2014 and that certain Forbearance to Loan Agreement dated as of October 31, 2014 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.     Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.     Borrower has requested that Bank amend the Loan Agreement to (i) refinance the existing indebtedness owing to Bank and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.     Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.     Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.     Amendments to Loan Agreement.

2.1     Section 2.1.1 (Growth Capital Advances). Section 2.1.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.1.1     Growth Capital Advance.

(a)     Availability. Subject to the terms and conditions of this Agreement, and provided that Borrower has achieved the Equity Event, Bank shall make an advance to Borrower on the Second Amendment Effective Date, or as soon thereafter as all the conditions precedent to the making of such advance have been met, in the amount of One Million Three Hundred Fifty-Nine Thousand Three Hundred Seventy-Five Dollars ($1,359,375) (the “Growth Capital Advance”). The proceeds of the Growth Capital Advance shall be used to refinance all of Borrower’s existing Indebtedness to Bank as of the Second Amendment Effective Date. After repayment, the Growth Capital Advance may not be reborrowed.

(b)     Repayment. Borrower shall repay the Growth Capital Advance in twenty-six (26) equal installments of principal, plus monthly payments of accrued interest (each a “Growth Capital Advance Payment”) beginning on April 1, 2015 and continuing on the first (1st) day of each month thereafter through the Growth Capital Maturity Date, on which date Borrower shall pay to Bank (i) the final Growth Capital Advance Payment, which shall include all outstanding principal and accrued and unpaid interest under the Growth Capital Advance and (ii) the Final Payment.

(c)     Prepayment.

(i)     Mandatory Prepayment Upon an Acceleration. If the Growth Capital Advance is accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Bank an amount equal to the sum of (a) all outstanding principal with respect to the Growth Capital Advance, plus accrued and unpaid interest thereon, plus (b) the Final Payment, plus (c) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder in connection with the Growth Capital Advance, including interest at the Default Rate with respect to any past due amounts.

(ii)      Voluntary Prepayment. Borrower shall have the option to prepay, in whole or in part, any of the Growth Capital Advance advanced by Bank under this Agreement, provided Borrower (i) delivers written notice to Bank of its election to prepay Growth Capital Advances, in whole or in part, at least ten (10) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (a) all or such part of the outstanding principal with respect to the Growth Capital Advance being prepaid, plus accrued and unpaid interest thereon, plus (b) the Final Payment, plus (c) the Prepayment Fee, plus (d) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder in connection with the Growth Capital Advance.”

2.2     Section 2.4 (Fees). Section 2.4 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.4     Fees. Borrower shall pay to Bank:

(a)     Prepayment Fee. The Prepayment Fee, if and when due hereunder;

(b)     Final Payment.     The Final Payment, when due hereunder; and

(c)     Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement incurred through and after the Effective Date), when due (or, if no stated due date, upon demand by Bank).

(d)     Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.”

2.3     Section 6.7 (Financial Covenants). Section 6.7 of the Loan Agreement hereby is deleted in its entirety and, in order to retain the correct numeration and cross references throughout the balance of the Loan Agreement, is amended and restated to read as follows:

“6.7.      Intentionally Omitted.”

2.4     Section 8 (Events of Default). Section 8.2(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(a)      Borrower fails or neglects to perform any obligation in Section 6.2, 6.4, 6.5. or 6.6 or violates any covenant in Section 7; or”

2.5     Section 13 (Definitions). The following terms and their respective definitions hereby are added to Section 13.1 of the Loan Agreement, or amended and restated, as follows:

“Credit Extension” is the Growth Capital Advance or any other extension of credit by Bank for Borrower’s benefit.

“Equity Event” is the receipt by Borrower of gross cash proceeds from the sale of its equity securities to Hangzhou Joinstar Biomedical Technology Co. Ltd. (and its related entities) in the amount of Two Million One Hundred Seventy-Eight Thousand Canadian Dollars (C$2,178,000) by not later than December 12, 2014.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Growth Capital Maturity Date, or (b) the acceleration of the Growth Capital Advance, or (c) the prepayment of a Growth Capital Advance pursuant to Section 2.1.1(i) or (ii), equal to the original principal amount of the Growth Capital Advance multiplied by the Final Payment Percentage.

“Final Payment Percentage” is two and one-half percentage points (2.50%) if the Growth Capital Advance is prepaid in full and such prepayment occurs on or prior to the first anniversary of the Second Amendment Effective Date, (ii) three and one-half percentage points (3.50%) if the Growth Capital Advance is prepaid in full and such prepayment occurs after the first anniversary of the Second Amendment Effective Date but on or prior to the second anniversary of the Second Amendment Effective Date and (iii) four percent (4.00%) if the Growth Capital Advance is not prepaid in full prior to the second anniversary of the Second Amendment Effective Date.

“Growth Capital Advance” is defined in Section 2.1.1(a).

“Prepayment Fee” means a fee equal to (i) three percent (3.00%) of the amount of the Growth Capital Advance prepaid on the date of a prepayment if such prepayment occurs on or prior to the first anniversary of the Second Amendment Effective Date, and (ii) two percent (2.00%) of the amount of the Growth Capital Advance prepaid on the date of a prepayment if such prepayment occurs after the first anniversary of the Second Amendment Effective Date but on or prior to the second anniversary of the Second Amendment Effective Date. For certainty, no prepayment fee shall apply to prepayments of the Growth Capital Advance occurring after the second anniversary of the Second Amendment Effective Date.

“Second Amendment Effective Date” is December 15, 2014.

2.6     Section 13 (Definitions). The following terms and their respective definitions hereby are deleted from Section 13.1 of the Loan Agreement:

“Draw Period,” “Growth Capital Line.”

2.7     Bank hereby waives (i) Borrower’s violation of Section 6.7(a) of the Loan Agreement for the September 2014, October 2014 and November 2014 measuring periods and (ii) Borrower’s violation of Section 6.7(b) of the Loan Agreement for the November 2014 measuring period.

3.     Limitation of Amendment.

3.1     The amendment set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2     This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.     Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1     Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2     Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3     The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, the contravention of which would have or would reasonably be expected to have a Material Adverse Change, (b) any contractual restriction with a Person binding on Borrower, the contravention of which would have or would reasonably be expected to have a Material Adverse Change, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, the contravention of which would have or would reasonably be expected to have a Material Adverse Change, or (d) the organizational documents of Borrower;

4.6     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made (or are being obtained pursuant to Section 6.1(b) of the Loan Agreement); and

4.7     This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.     Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.     Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s consummation of the Equity Event, (c) the due execution and delivery to Bank of updated Borrowing Resolutions, (d) the due execution and delivery to Bank of a warrant to purchase stock, in form and substance satisfactory to Bank and (e) payment by Borrower of all Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts at Bank.

[Balance of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		RESPONSE BIOMEDICAL CORP.

By:	/s/ David Sanders	By:	/s/ William J. Adams
Name:	David Sanders	Name:	William J. Adams
Title:	VP	Title:	Chief Financial Officer

[Signature Page to Second Amendment to Loan Agreement]

BORROWING RESOLUTIONS

CORPORATE BORROWING certificatE

Borrower: RESPONSE BIOMEDICAL CORP.	Date: December 15, 2014
Bank: SILICON VALLEY BANK

I hereby certify as follows, as of the date set forth above:

1.     I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2.     Borrower’s exact legal name is set forth above. Borrower is a British Columbia corporation.

3.     Attached hereto are true, correct and complete copies of Borrower’s Notice of Articles and Articles (including amendments), as filed with the B.C. Registrar of Companies. Such Notice of Articles and Articles have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.     The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Silicon Valley Bank (“Bank”) may rely on them until Bank receives written notice of revocation from Borrower.

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

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☐

☐

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Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Bank.

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Apply for Letters of Credit. Apply for letters of credit from Bank.

Enter Derivative Transactions. Execute spot or forward foreign exchange contracts, interest rate swap agreements, or other derivative transactions.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effect these resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5.     The persons listed above are Borrower's officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the __________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:
Name:
Title: